Exhibit 3.1

AMENDMENT

TO THE EXCO RESOURCES, INC.

2005 LONG-TERM INCENTIVE PLAN

THIS AMENDMENT TO THE EXCO RESOURCES, INC. 2005 LONG-TERM INCENTIVE PLAN (this “Amendment”), dated as of August 30, 2007, is made and entered into by EXCO Resources, Inc., a Texas corporation (the “Company”).  Terms used in this Amendment with initial capital letters that are not otherwise defined herein shall have the meanings ascribed to such terms in the EXCO Resources, Inc. 2005 Long-Term Incentive Plan (the “Plan”).

RECITALS

WHEREAS, Article 9 of the Plan provides that the Board of Directors of the Company (the “Board”) may amend the Plan at any time;

WHEREAS, the Board desires to amend the Plan to increase the aggregate number of shares of Common Stock (as defined in the Plan) that may be issued or transferred under the Plan set forth in Article 5 of the Plan;

WHEREAS, the Board submitted the proposal to amend the Plan to the Company’s stockholders at the 2007 Annual Meeting of Stockholders; and

WHEREAS, the Company’s stockholders approved the proposal to amend the Plan to increase the aggregate number of shares of Common Stock.

NOW, THEREFORE, in accordance with Article 9 of the Plan, the Company hereby amends the Plan as follows:

1.                                       Subsection 5.1 of the Plan is hereby amended, effective August 30, 2007, by deleting said Subsection in its entirety and substituting in lieu thereof the following:

5.1    Number Available for Awards.  Subject to adjustment as provided in Articles 11 and 12, the maximum number of shares of Common Stock that may be delivered pursuant to Awards granted under the Plan is twenty million (20,000,000) shares.  Shares to be issued may be made available from authorized but unissued Common Stock, Common Stock held by the Company in its treasury, or Common Stock purchased by the Company on the open market or otherwise.  During the term of this Plan, the Company will at all times reserve and keep available the number of shares of Common Stock that shall be sufficient to satisfy the requirements of this Plan.  The maximum number of shares of Common Stock that may be delivered pursuant to Awards under the Plan that are Incentive Stock Option grants is twenty million (20,000,000) shares.

2.                                       Except as expressly amended by this Amendment, the Plan shall continue in full force and effect in accordance with the provisions thereof.

(Signature page to follow)

IN WITNESS WHEREOF, the Company has caused this Amendment to be duly executed as of the date first written above.

EXCO RESOURCES, INC.

By:	/s/ WILLIAM L. BOEING
Name:	William L. Boeing
Title:	Vice President and General Counsel